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                                                                    EXHIBIT 10.3

                             CONSULTATION AGREEMENT

THIS AGREEMENT ("Agreement") is made and entered into this 1st day of January 2002, in Cook County, Illinois, by and between NATURAL GOLF CORPORATION ("NGC") an Illinois corporation and Robert F. Lukasiewicz, "(RFL)", an individual residing in Illinois.

WHEREAS, NGC desires to have RFL participate in design, engineering, sourcing and production of NGC's products.

WHEREAS, RFL agrees to perform the services set forth herein for NGC under the terms and conditions set forth in this Agreement.

IN CONSIDERATION of the parties' mutual undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the parties, the following agreement is made:

                       ARTICLE I - RELATIONSHIP OF PARTIES

     A. The parties intend that an independent contractor relationship will be created by this Agreement. RFL is not to be considered an agent or employee of NGC for any purpose, and he is not entitled to any of the benefits that NGC provides for NGC's employees, including without limitation, workman's compensation insurance, and unemployment insurance.

     B. RFL agrees to pay and be responsible for any and all income, payroll, social security, and self-employment taxes related to or associated with any and all compensation paid to RFL by NGC under this Agreement, and RFL agrees to release and hold NGC harmless from all claims, debts, and liabilities for any and all taxes and penalties regarding any and all compensation paid to RFL by NGC under this Agreement.

     C. The term of this agreement is for the period beginning January 1, 2002 ending December 31, 2002 unless cancelled by either party in writing with at least sixty (60) days notice.

     D. NGC agrees to directly pay for or reimburse RFL for all reasonable, approved travel expenses associated with NGC promotion within thirty
          (30) days of receipt by NGC.


                            ARTICLE II - DEFINITIONS

     For purposes of this Agreement, the following terms shall be defined as follows:

     A. NGC Products. The term "NGC Products" herein means the golf clubs and related golf instructional devices and accessories used in learning and playing golf.

                         ARTICLE III - RFL'S CONVENANTS

     A. RFL agrees that all information exchanged with NGC will be kept confidential and that any breach of this confidentiality would cause irreparable financial harm to NGC.

     B. RFL grants to NGC a non-exclusive right to use RFL's name, likeness and voice for the duration of this agreement, for the purpose of promoting and selling NGC Products, specifically the NGC golf clubs, and for the purpose of promoting and selling NGC's products and systems.

     C. RFL agrees that all designs and products utilized by NGC are the exclusive property of NGC and that RFL will not assist other companies in the production of confusingly similar golf clubs.

     D. RFL agrees to perform all services pursuant to this Agreement in a workmanlike, professional and commercially reasonable manner.



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                          ARTICLE IV - NGC'S COVENANTS

     A. In consideration of RFL fulfilling his obligations hereunder, NGC agrees to pay RFL the following:

          (i) $3,000 per month for the period of January 1 2002 to December 31, 2002;

          (ii) A Performance Stock Option Bonus Plan based on the design work for additional golf products detailed as Appendix A;

         (iii) RFL agrees and acknowledges that he will receive no other compensation or any other benefits from NGC except as set forth in this Agreement;

          (iv) All payments pursuant to this Agreement shall be made payable to and sent to RFL at the address described below.

                         ARTICLE V - GENERAL PROVISIONS

     A. Waiver. Waiver by NGC of any provision of this Agreement shall not constitute a waiver of NGC of the same or other provision of this Agreement on a subsequent occasion.

     B. Termination of Agreement for Cause. RFL shall at all times covered under the term of this Agreement conduct himself in a workmanlike, professional and commercially reasonable manner. RFL understands that engaging in illegal or immoral activities would cause irreparable damage to the business and reputation of NGC and that the Agreement would terminate immediately.

     C. Assignability. RFL shall not assign or transfer any rights under this Agreement nor any sums due RFL hereunder, and any purported assignment shall be null and void. Rights, benefits and obligations of this Agreement shall inure to the benefit and be enforceable by NGC's successors and assigns.

     D. Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes any prior agreement between the parties related to the subject matter herein, and shall not be altered or amended except by an instrument in writing signed by both parties hereto.

     E. Jurisdiction and Venue. This Agreement has been executed in Illinois and shall be governed and interpreted under the laws of the State of Illinois. Exclusive jurisdiction and venue for any litigation at all related to this Agreement, directly or indirectly, based upon contract, tort or other theory of law, shall lie in the Circuit Courts of Illinois or the United States Northern District Court of Illinois.

     F. Notice. All notices and other communications herein provided for shall be sent and delivered by certified mail, with the proper postage prepaid, to the parties at the following addresses until such time as any party shall give the other party notice of a change of address:

                  TO:               NATURAL GOLF CORPORATION
                                    2400 Hassell Road, Suite 370
                                    Hoffman Estates, IL 60195

                  TO:               Robert F. Lukasiewicz
                                    9 S 465 Allison Ct.
                                    Hinsdale, IL  60521

          Notice shall be deemed given three (3) business days after the date of the postmark if sent by certified mail, and one (1) business day after the date of delivery by overnight.

     B. Attorney's Fees. The non-prevailing party shall be liable for and agrees to pay all reasonable costs and expenses which may be incurred by the prevailing party in enforcing this Agreement, including without limitation, reasonable attorney's fees.



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     C.   Acknowledgement. The parties executing this Agreement acknowledge that they have read this Agreement in detail and fully understand and accept every provision and covenant of same.


NATURAL GOLF CORPORATION                    ROBERT F. LUKASIEWICZ


BY: /s/ Andrew S. Wyant                     BY: /s/ Robert F. Lukasiewicz
    ------------------------                    ------------------------------
    Andrew S. Wyant                             Robert F. Lukasiewicz
Its: President



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